EXHIBIT 8.1


February 14, 2003



3M Company
3M Center
St. Paul, Minnesota 55144

         Re:  3M Company Liquid Yield Option(TM) Notes due 2032

Ladies & Gentlemen:

         I am tax counsel to 3M Company, a Delaware corporation (the "Company"), and have advised the Company in connection with the registration of $639,000,000 aggregate principal amount at maturity of the Company's Liquid Yield Option(TM) Notes due November 21, 2032 (the "Securities") by the Company under the Securities Act of 1933, as amended (the "Act"), on Form S-3, of which the preliminary Prospectus forms a part (the "Prospectus"), to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Securities were issued pursuant to an Indenture, dated as of November 21, 2002 (the "Indenture"), between the Company and Citibank, N.A., as trustee.

         As tax counsel to the Company, I have made such legal and factual examinations and inquiries and obtained such advice, assurances, and certificates as I have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

                  (a)      the Registration Statement and Prospectus;

                  (b) the Purchase Agreement, dated as of November 15, 2002 (the "Purchase Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch Pierce Fenner & Smith Incorporated (the "Initial Purchaser"), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of the Securities;

                  (c)      the Indenture;

                  (d) the forms of the Securities, as attached as exhibits to the Indenture; and



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(TM)     Trademark of Merrill Lynch & Co., Inc.


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                  (e)      the Registration Rights Agreement, dated as of
                           November 21, 2002, between the Company and the Initial Purchaser.

The term "Documents" as used in this opinion letter refers to the documents listed in paragraphs (b) through (e) above.

         In my examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted as conformed or reproduced copies. To the extent it may be relevant to the opinions expressed herein, I have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

         On the basis of the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, and limitations set forth herein, I am of the opinion that:

         The Securities will be treated as indebtedness of the Company for United States federal income tax purposes that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section 1.1275-4(b); and the statements in the Prospectus under the caption "Certain United States Federal Income Tax Considerations", insofar as such statements constitute a summary of the United States federal tax laws referred to therein, accurately summarize in all material respects the United States federal tax laws referred to therein.

         The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

         I consent to the filing of this opinion by the Company as an exhibit to the Registration Statement and to the use of my name under the captions " Certain United States Federal Income Tax Considerations"and "Legal Matters" in the Prospectus.

                                       Very truly yours,

                                       /s/ Henry W. Gjersdal, Jr.
                                       Henry W. Gjersdal, Jr.
                                       Tax Counsel